Exhibit 23.3

Scorpio Tankers Inc.
9, Boulevard Charles III
Monaco 98000

February 22, 2013

Dear Sir/Madam:

Reference is made to the universal shelf registration statement on Form F-3 registration statement, as amended and supplemented (the "Registration Statement"), relating to the public registration of various securities of Scorpio Tankers Ltd. (the "Company").  We hereby consent to all references to our name in the Registration Statement included by reference to the Company's annual report on Form 20-F for the year ended December 31, 2011 (the "Annual Report"), and the use of the information supplied by us and set forth in the sections of the Annual Report entitled "Risk Factors," and "The International Oil Tanker Shipping Industry".  We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

◆	We have accurately described the international oil tanker shipping industry; and

◆
Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-3 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled "Experts".

Yours sincerely

/s/ Nigel Gardiner
Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd